Exhibit 4.20

Certain confidential information contained in this document, marked by brackets, was omitted because it is both (i) not material and

(ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this document.

AMENDMENT NO. 1 TO LOAN AND PLEDGE AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into on this 5th day of February 2021, by and between Medigus Ltd., a public company incorporated and registered under the laws of the State of Israel, whose registered office is at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel with a registration number 512866971 (the “Lender”), Smart Repair Pro, Inc., a private corporation incorporated under the laws of the State of California ,whose registered office is at 5216 Sale Avenue Woodland Hills CA 91364, United States with a registration number C4094119 (“Pro” or the “Borrower”), and Julia Gerasimova, stockholder of Pro (the “Stockholder”). The Lender, Pro and Stockholder are sometimes referred to herein as a “Party” and together as the “Parties”.

Capitalized terms used but not defined herein shall have the meaning ascribed to them under the Agreement (as defined below)

WHEREAS, the Parties have previously entered into that certain Loan and Pledge Agreement, dated as of February 2, 2021 (the “Agreement”);

WHEREAS, the Borrower desire to purchase [***], online store [***], and to obtain additional financing from the Lender in the aggregate amount of $3,200,000 in connection with such acquisition;

WHEREAS, Lender is willing to make the additional loan to the Borrower subject to and in accordance with the terms of the Agreement;

WHEREAS, the Parties wish to amend the Agreement with respect to the terms expressly stated in this Amendment and regulate their relationship in accordance to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Section 1.1 of the Agreement shall be amended in its entirety to read as follows:

“1.1 Subject to the terms herein, the Lender shall provide the Borrower with a loan in the aggregate principal amount of US $3,760,000 (the “Loan” and the “Loan Amount” respectively).”

2.	Effective Date

This Amendment shall be in effect as of the date hereof and shall be attached to the Agreement and become an integral part thereof.

3.	Reservation of Terms

Except as expressly stated in this Amendment all other terms in the Agreement shall remain unchanged unless specifically amended in accordance with the terms of the Agreement.

- Signature Pages Follow -

 IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the day and year first above written.

BORROWER:		LENDER:

Smart Repair Pro, Inc.		Medigus Ltd.

By:	/s/ Victor Hacmon	By:	/s/ Medigus Ltd.
Name:	Victor Hacmon	Name:	Liron Carmel
Title:	Chief Executive Officer	Title:	Chief Executive Officer

STOCKHOLDER:

/s/ Julia Gerasimova
Julia Gerasimova